Exhibit 99 (c)(ii)

Motorola:

Next Level VDSL Opportunity Assessment

December 13, 2002

Agenda

  •
  Key questions

  •
  Approach

  •
  Results

  •
  Market Economic Data

  •
  RHK's Best Efforts Assessment of Next Level's Financial Model for Carrier Decisions

  •
  Open Issues

Key Questions and Conditions

As We Started

  •
  Will North American (NA) ILECs deploy VDSL in meaningful quantities?

  •
  Assess NLCs's cost model for deploying VDSL

  •
  Will NA ILECs use ADSL over VDSL?

  •
  Is VDSL likely to be deployed via DSLAM or NG-DLC?

  •
  Will major North American ILECs deploy VDSL in volume within the next 12 months?

As We Gained More Knowledge

  •
  Do major North American ILECs consider broadcast video an essential part of the bundle?

  •
  If so, when will they deploy video and what delivery method will they use?

Our Approach

Structure Intensive Three Week Project:

  •
  Review and analyze information available through Next Level

  —
  Product documentation

  —
  Market strategy and technology documents

  —
  Presentation on the historical market acceptance the offer

  —
  Current market projections

  —
  Financial model used to assess decision economics for a potential carrier customer

  —
  Interactive discussion with Geoffrey Burke—Director, Marketing Services, Brian Bauer—Director, Product Marketing, Morgan David—Manager, Marketing Analysis

  •
  Conduct detailed interviews with appropriate decision makers at each of the 4 major North American ILECs

  •
  Research RHK's most recent competitive information and applicable market forecasts

  •
  Iteration of findings with other RHK subject matter experts

Key Results from NA Service Provider Interviews

  •
  Question: Do North American ILECs consider video an essential part of the bundle?

  •
  Results:

  —
  Every ILEC viewed broadcast video as essential and strategic

  —
  Video on Demand was not considered important

  •
  Reasons given:

  —
  Telco's see addition of broadcast video to their bundle as only path to successful competitive offer against CATV

  —
  CATV bundle of local, LD, Internet and Broadcast video offered at approximately $99/mo is winning versus Telco bundle of local, LD, Internet & wireless offered at approximately $119/mo

  —
  CATV high speed Internet offer is beating Telco DSL offer by at least 2 to 1

  —
  Reduce churn in markets where cable telephony or UNE-P services are offered

Key Results from NA Service Provider Interviews (Continued)

  •
  Question: If so, when will major NA ILECs deploy broadcast video and what delivery method will they use?

  •
  Results 3 out of 4 major NA ILECS:

  —
  Currently offer or plan to offer broadcast video as part of their consumer bundle within the next 6-12 months

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  Will work or are already working with Direct Broadcast Satellite providers to offer broadcast video services

  •
  Results of #4 ILEC:

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  Will deploy video only as forced to by competitive pressure due to existing financial constraints

  —
  Is evaluating DBS as a more cost affective alternative and does not plan to expand their video over DSL deployment in the next 12 months

Why Satellite over other solutions?

  •
  Provides an immediate solution to their video requirements

  •
  Reasons Stated:

  —
  More channels/Better programming

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  Better quality

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  Variable cost structure (incremental subscriber model)

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  Better coverage

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  Lower cost to integrate into OSS

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  Only stated drawback to Satellite solution is revenue sharing

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  Video over fiber still too expensive during the planning horizon (See backup slide for more information)

  •
  VDSL topologies are too expensive and the carriers would rather leapfrog VDSL and go to FTTH

  •
  DSL for Internet access is already deployed in the field making VDSL a new deployment versus an incremental network upgrade

  —
  Two major ILECs: 75% of homes have access to DSL, 85% of likely customers have access to DSL

Market Economic Data

RHK DSL Related Forecast—North America

  Subscriber Growth Continues, but Port Shipments see steady decline

  •
  ADSL and ADSL+ will continue to dominate DSL deployments with the majority (70%+) being deployed from DSLAMs rather than NGDLCs

Narrowband and xDSL Pricing—ASP/port

  DSL equipment was forward priced and continues to decline

*
Graph depicts volume pricing, individual SP pricing may vary
**
Price per port for DSL in Asia is currently about 40% lower than NA

Early, aggressive entry by Alcatel has allowed them to capture 71% of North American DSL Market

        2002 DSL Port Shipments through 3Q02—3.12M ports

*
Others includes: ADC Paradyne, NLC, Innovia, Siemens

DSL/DLC market is mature with large, well-established players

Service Provider	ADSL Vendor	DLC Vendor
BellSouth	Alcatel	Marconi, Alcatel, Lucent
Qwest	Lucent, Cisco	Alcatel, Marconi, NEC, Nortel, NLC
SBC	Alcatel	Alcatel, AFC
Verizon	Alcatel	Alcatel, AFC
  •
  Ameritech, BellSouth, Pacific Bell and SWBT awarded Alcatel the JPC contract for ADSL in 1997 for the initial 3-year period.

  •
  In 1999, Alcatel was awarded a 5-yr contract with Bell Atlantic estimated at $800 million for Alcatel to supply Bell Atlantic with over 50 percent of its asymmetric digital subscriber line (ADSL) equipment.

PON Port Pricing—North America Only

  •
  PON market is relatively small ($52M in 2002 growing to $606M in 2006) almost exclusively deployed by municipalities, planned communities or other non-telco entities

  •
  Plant cost to deploy fiber remains about 2x the cost of copper ($2300 vs $1200/home)

Assessment of Next Level's financial model shows heavy bias toward a positive answer.

  •
  Model is robust and provides wide basis for Carrier to input variables

  •
  Carriers likely to see take rates as aggressive as they do not correlate with Industry averages

  —
  Their take rates assumptions are very high to start (24% in year one) and then grow to 50% within three years

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  Over-builder and MSO history achieves less than 20% after 2 years

  •
  Carriers will see deployment costs as low for a NLC type architecture

  —
  Assumes costs of infrastructure are shared with other services or service providers (i.,e servers, head ends, SONET), which does not provide a "true" cost assessment associated with the service

  •
  Carriers will see adoption slopes for "learned" variables as too steep

  —
  Cox (others) took years to achieve current churn and penetration rates, which NLC applies immediately with no regard to the evolutionary adoption cycle

  •
  Carriers will force much more conservative assumptions which would produce a much less positive outcome.

Open Issues

Potential avenues for Next Level to pursue

  •
  Restructure around DSL opportunities internationally and in North America below Tier 1 Carriers

          Key questions/issue areas

    —
    Size of opportunity

    —
    Purchase decision criteria

    —
    Profitability model

  •
  Restructure around other DSL market segments, such as MxU and hospitality

          Key questions/issue areas

    —
    Size of opportunity

    —
    Purchase decision criteria

    —
    Profitability model

  •
  Partner with a DSL provider that has a significant customer base

          Key questions/issue areas

    —
    Source and size of value to potential partner

    —
    Feasibility and cost of technology integration

    —
    Likely structures and financial outcome

  •
  Liquidation and/or sell NXTV IP

Thank You!

©2002 RHK, Inc. All rights reserved worldwide. This is a proprietary document. Any use of this document must be in strict adherence with the Service Agreement between RHK Inc. and you, the subscribing corporation, as an authorized recipient. Use is restricted solely to the Work Group of the subscribing corporation as described in your Service Agreement. Information herein is subject to change without notice. RHK Inc. assumes no responsibility or liability for any use of, or reliance on, the information herein. INFORMATION IS PROVIDED "AS IS" AND DOES NOT CONSTITUTE AN OFFER OR WARRANTY WITH RESPECT TO THE MATERIALS DESCRIBED HEREIN. RHK INC. SPECIFICALLY DISCLAIMS ALL WARRANTIES WITH RESPECT TO THE INFORMATION (AND PRODUCTS) DESCRIBED HEREIN, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE. Nothing herein shall be construed as granting any right or license, whether express or implied, under the intellectual property rights of RHK Inc. No part of this document may be reproduced or transmitted in any form without the written consent of RHK Inc.

NXTV Cost Model Assessment	December 13, 2002

Next Level Assessment for Motorola	December 13, 2002

Overview

Approach

  This document details the key issues and concerns RHK discovered as part of the NXTV cost model review and assessment.

  These findings are a result of an RHK onsite interview with the NXTV personnel responsible for the model's creation.

  This document and the information therein are proprietary to RHK and Motorola and shall not be shared with third parties without prior written consent of RHK.

RHK Comments on Next Level Communication's Cost Model

The following analysis is offered based on a cursory review of the NLC sales model

1)
The model is set up in such a way as to disregard or minimize any factors that are not positive to proving in the business case.

a.
Model deals only with triple play and does not address telephony/data applications.

b.
The model does not account for any data transport cost. Most deployment situations are highly dependent on a large number of factors such as bandwidth, T1, multiple T1, T3, etc.

2)
Take rate assumptions are aggressive.

a.
Assumes that 24 percent of homes passed (HP) buy in first year.

i.
This exceeds the dissatisfaction rate for most MSOs

b.
Assumes that 34 percent of HP will have signed on by the end of the second year, growing at 2-4 percent until 50 percent is reached.

i.
This growth rate is increased by 25 percent if VoD is offered. Although VoD has a good adoption rate, it is still in its infancy and there is no hard market proof that the general public will see this as a 'must have.'

ii.
The use of this service as an overall 'key' to take rate is misleading in that very few MSO customers are digital subscribers (although it is available in a large number of places.

1.
Between 60-80 percent of all MSO customers are Basic users ONLY (even in digital districts).

©2002 RHK Inc. This document is proprietary and confidential to Motorola and RHK Inc.

A printed copy is an uncontrolled copy.

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3)
Telephone service churn rates for residential telco customers are assumed to be 20 percent per year. The model assumes that this churn rate decreases by 66 percent when video is bundled into the service offering.

a.
No data is available to demonstrate that telcos as a whole (a single operating company or industry average) lose 20 percent of their residential customers per year. This parameter is one of the key points in moving to a video offering.

4)
Video churn rate is based on a Cox Communications presentation, which suggests that where the triple play has been introduced as a bundled service, it has reduced video churn from approximately 18 percent per year to 8 percent per year. This assumption is applied from year one in the model. It is unclear from the Cox data if the change in video churn was instantaneous (with the introduction of triple play) or if it phased itself in over time as subscribers added services.

5)
The model makes the assumption that 70 percent of churning video customers (physical churn versus service provider churn) move to areas already covered by the service provider and thus incur only 50 percent of the costs involved with installing new customers (i.e., already have STB, etc.). This statistical data needs to be verified as it affects Capex and Opex costs going forward.

6)
Capex costs are difficult to account for because the assumptions minimize the costs of infrastructure by assuming certain sharing of the infrastructure with other providers or with other divisions of the provider (thus reducing the costs associated with the specific service). As much of this breakout is in segments of the model, which are not available, so detailed analysis could not be done.

7)
Costs associated with the Internet offering were unclear. Assumptions are made that if the telco owns the ISP there are no data operational costs. More detail is needed to understand this aspect of the offering as all services incur some level of cost structure, including the connection to the Internet at the POP and transport costs associated with regional distribution.

8)
Video viewing patterns require study. Assumption is that 85 percent of the customers are watching the top 5 channels (thus limiting the number of simultaneous multicast streams and reducing equipment requirements).

a.
This appears to be counter to Nielson ratings for multi-channel availability. Additional work is required in this area as it has a major effect on equipment usage and Capex.

9)
VoD is assumed to be a major revenue generator. The lead-in is that 20 percent of digital customers make 2.5 purchases per month. This then leads to the assumption that VoD households make 3 purchased per month but the details associated with revenue generation are unclear. It appears in the model that all subscribers are assumed to have VoD capability.

10)
All assumptions seem to be implemented from day one with no phase-in. Although it simplifies the model, it generates cash flow for the business case that may not actually be available, thus making the picture increasingly positive. Normally, service adoption is tiered as end users determine spending patterns and desirability of offered services.

End of RHK Comments

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